UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2026

Sezzle Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41781	81-0971660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Nicollet Mall
Suite 640
Minneapolis, MN 55402
(Address of principal executive offices, including zip code)

+1 (651) 240 6001
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.00001 per share	SEZL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Director

On April 3, 2026, Sezzle Inc. (the “Company”) received a letter from Karen Webster pursuant to which she resigned from her position as a member of the Company’s Board of Directors (the “Board”), effective immediately. At the time of such resignation, Ms. Webster served as a member of the Company’s Audit and Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Ms. Webster stated in her letter that her resignation resulted from a growing difference in perspective with management concerning the Company’s direction, key decisions, and governance.

A copy of Ms. Webster’s resignation letter is attached hereto as Exhibit 17.1, and the foregoing description is qualified in its entirety by reference to the full text of Exhibit 17.1. The Company has provided Ms. Webster with a copy of this Current Report on Form 8-K no later than the date of its filing with the Securities and Exchange Commission.

Appointment of Director

On April 9, 2026, the Board of Directors of Sezzle Inc. (the “Company”) appointed Bryan Hunt to serve as a member of the Company’s Board of Directors, effective immediately, to fill the vacancy on the Board created by Ms. Webster’s resignation. Mr. Hunt will serve as a non-employee director until the Company’s next Annual Meeting of Stockholders and until his successor is duly elected and qualified.

The Board has determined that Mr. Hunt qualifies as an independent director in accordance with the applicable listing requirements of The Nasdaq Stock Market LLC. Mr. Hunt has also been appointed to serve as a member of each of the Audit and Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Board.

Mr. Hunt, age 57, is a General Partner of Relevance Ventures and is an experienced financial services professional and awarded financial analyst with expertise in securities analysis, investment banking, and corporate valuation. Prior to joining Relevance Ventures, Mr. Hunt spent more than 24 years at Wells Fargo and its predecessors in both high yield and equity research. He was recognized by Institutional Investor Magazine as the top food and beverage high yield analyst for seven consecutive years and the top high yield analyst across all industries in 2016. Mr. Hunt holds honors and distinctions from Vanderbilt University – Owen Graduate School of Management and the University of Alabama, and he holds the Chartered Financial Analyst designation.

Mr. Hunt will receive the standard compensation package payable to non-employee directors of the Board. Mr. Hunt will be paid an annual retainer of $65,000 for services as a member of the Board, $7,500 for service as a member of the Audit and Risk Committee, and $3,750 for service as a member of each of the Compensation Committee and the Nominating and Corporate Governance Committee, in each case prorated as applicable. In addition, Mr. Hunt will receive a non-employee director grant of 935 restricted stock units, which is prorated from the value of the annual restricted stock unit awards granted to non-employee directors for fiscal year 2025. The awards will vest over approximately 3.7 years, with 25% of the restricted stock units vesting on April 1, 2027 and the remainder vesting in substantially equal quarterly installments thereafter, subject to Mr. Hunt’s continued service on the Board.

In connection with his appointment, Mr. Hunt has also entered into the Company’s standard form of indemnification agreement for directors, pursuant to which the Company agrees to indemnify its directors and advance certain related expenses to the fullest extent permitted by applicable law, subject to the terms and conditions of such agreement. There are no arrangements or understandings between Mr. Hunt and any other person pursuant to which Mr. Hunt was selected as a director. There are also no transactions involving Mr. Hunt requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
17.1	Resignation Letter from Karen Webster
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEZZLE INC.

Dated: April 9, 2026	By:	/s/ Charles Youakim
Charles Youakim
Chief Executive Officer